As filed with the Securities and Exchange Commission on July 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Booz Allen Hamilton Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-2634160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8283 Greensboro Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

Second Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation

(Full title of the plan)

Nancy J. Laben

8283 Greensboro Drive

McLean, Virginia 22102

(Name and address of agent for service)

With copies to:

Matthew E. Kaplan Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Douglas S. Manya Booz Allen Hamilton Inc. 8283 Greensboro Drive McLean, Virginia 22102 (703) 902-5000

(703) 902-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Class A Common Stock, par value $0.01 per share	5,000,000	$25.39	$126,950,000	$14,751.59

(1)	The number of shares being registered represents additional shares issuable under the Second Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Equity Incentive Plan”), and, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. The Registrant previously registered 49,645,679 shares issuable under the Equity Incentive Plan, the Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan and the Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan (which shares included 28,000,000 shares issuable under the Equity Incentive Plan) pursuant to a registration statement on Form S-8 filed on December 20, 2010 (File No. 333-171288), which remains in full force and effect.
(2)	Computed pursuant to Rule 457(c) and (h) of the Securities Act solely for purpose of determining the registration fee, based upon an assumed price of $25.39 per share, which was the average of the high and low prices of Booz Allen Hamilton Holding Corporation common shares on July 27, 2015, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL

INSTRUCTION E

On July 31, 2014, the stockholders of Booz Allen Hamilton Holding Corporation (the “Company”) approved the Second Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Equity Incentive Plan”), which among other things increased the number of authorized shares of the Company’s common stock that may become issuable under the Equity Incentive Plan by 5,000,000 shares to 33,000,000 shares. The Company previously registered 49,645,679 shares issuable under the Equity Incentive Plan, the Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan and the Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan (which shares included 28,000,000 shares issuable under the Equity Incentive Plan) pursuant to a registration statement on Form S-8 (File No. 333-171288) filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2010 (the “Prior S-8”), which remains in full force and effect.

The Company has prepared this registration statement on Form S-8 (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register the additional 5,000,000 shares of its common stock for issuance under the Equity Incentive Plan. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Prior S-8. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior S-8 to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

a. The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed on May 21, 2015 (File No. 001-34972);

b. The Company’s Definitive Proxy Statement for its 2015 Annual Meeting of Stockholders pursuant to Section 14(a) of the Exchange Act, filed on June 18, 2015 (File No. 001-34972) (to the extent specifically incorporated by reference into our Annual Report on 10-K for the year ended March 31, 2015);

c. The Company’s Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2015, filed with the Commission on July 29, 2015 (File No. 001-34972);

d. The Company’s Current Report on Form 8-K filed with the Commission on June 5, 2015 (File No. 001-34972);

e. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2015; and

f. The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 16, 2010, registering the Company’s common stock under Section 12(g) of the Exchange Act, including any amendments or reports filed for purposes of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on July 30, 2015.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Kevin L. Cook
Name:	Kevin L. Cook
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Each person whose signature appears below constitutes and appoints Horacio Rozanski, Nancy Laben and Douglas S. Manya and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Horacio Rozanski	President and Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2015
Horacio Rozanski

/s/ Kevin L. Cook	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	July 30, 2015
Kevin L. Cook

/s/ Ralph W. Shrader	Chairman of the Board	July 30, 2015
Ralph W. Shrader

/s/ Joan Lordi C. Amble	Director	July 30, 2015
Joan Lordi C. Amble

/s/ Peter Clare	Director	July 30, 2015
Peter Clare

/s/ Ian Fujiyama	Director	July 30, 2015
Ian Fujiyama

/s/ Mark Gaumond	Director	July 30, 2015
Mark Gaumond

/s/ Arthur E. Johnson	Director	July 30, 2015
Arthur E. Johnson

/s/ Gretchen W. McClain	Director	July 30, 2015
Gretchen W. McClain

/s/ Philip A. Odeen	Director	July 30, 2015
Philip A. Odeen

/s/ Charles O. Rossotti	Director	July 30, 2015
Charles O. Rossotti

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

5.1	Opinion of Debevoise & Plimpton LLP

23.1	Consent of Ernst & Young LLP; Independent Registered Public Accounting Firm

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (contained on signature page hereto)

99.1	Second Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report for the period ended September 30, 2014 on Form 10-Q (File No. 001-34972)